Exhibit 99.1

JLL Income Property Trust

Fully Subscribes $95 Million Diversified DST

Chicago (June 5, 2024) – JLL Income Property Trust, an institutionally-managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with nearly $7 billion in portfolio equity and debt investments, announced today that it has fully subscribed JLLX Diversified III, DST. The $95 million program was structured as a Delaware Statutory Trust designed to provide 1031 exchange investors the opportunity to reinvest proceeds from the sale of appreciated real estate, while also deferring taxes, maintaining their allocation to real estate and enjoying the opportunity to realize long-term appreciation in a tax efficient manner.

JLLX Diversified III, DST consisted of two healthcare-oriented properties – an outpatient medical property in Florham Park, NJ leased to Summit Health Management, and a Class A industrial property located in Durham, NC leased to KBI Biopharma.

“We are pleased to have fully subscribed JLLX Diversified III, DST,” said Drew Dornbusch, Head of JLL Exchange. “We continue to see strong demand from 1031 exchange investors and their financial advisors, many seeking a solution for the significant tax consequences associated with the sale of appreciated investment real estate, and a desire to find an estate planning solution that facilitates generational wealth transfer of real estate.”

“Due to demographic tailwinds like a growing aging population, the healthcare sector continues to show strong fundamentals,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “The JLLX Diversified III, DST gave investors access to this important property sector, as well as further diversification by property type with both an industrial and outpatient medical facility as part of the program. This proved to be an attractive solution for wealth management firms and their property owner clients who were seeking to reinvest proceeds from the sale of appreciated investment real estate in a tax efficient manner.”

Since its inception in 2020 and through December 31, 2023, JLLX has attracted more than $1 billion across 19 DST offerings from property owners seeking to maintain a meaningful allocation to real estate in a tax efficient manner. JLL Income Property Trust has completed 10 full cycle UPREIT transactions totaling $820 million to date.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Exchange
The JLL Exchange program offers private placements through the sale of interests in Delaware Statutory Trusts (DSTs) holding core real estate investment properties. For more information, visit www.jllexchange.com.

About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world’s leading real estate investment managers. On a global basis, LaSalle manages approximately US $87 billion of assets in private and public real estate property and debt investments as of Q1 2024. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 (312) 228-2048
Email: alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com